Exhibit 99.1
For Immediate Release: Friday, June 16, 2006

Contact:	Sandra Pautsky, President and Principal Executive Officer
Oakridge Energy, Inc.
(940) 322-4772
OAKRIDGE ENERGY ANNOUNCES TERMINATION OF AGREEMENT
FOR PROPOSED SALE OF COLORADO LAND
Wichita Falls, Texas – June 16, 2006 — Oakridge Energy, Inc. (OTC SB: OAKR) (“Oakridge” or the “Company”) announced today that Denali Partners, LLC (“Denali”) elected to terminate the Contract to Buy and Sell Real Estate (the “Purchase Agreement”), by and between Denali and the Company, under which the Company agreed to sell approximately 1,965 acres of land that it owns on Ewing Mesa adjacent to the City of Durango, Colorado to Denali for the price of $40,000,000.
Denali sent the Company written notice of its election to terminate on June 12, 2006. The Purchase Agreement initially provided for a 60-day inspection and study period by Denali during which Denali could terminate the Purchase Agreement for any reason without further obligation to the Company. The initial $2,000,000 earnest money deposit has been returned by the Company to Denali.
Headquartered in Wichita Falls, Texas, Oakridge is also engaged in the exploration, development, production and sale of oil and gas primarily in Texas.
Certain information included in this news release contains forward-looking statements. Such forward-looking statements are based on management’s current projections and estimates and are identified by words such as “expects,” “intends,” and similar words. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results may differ materially from what is expressed in such forward-looking statements. Please refer to the Company’s SEC reports for additional factors. These filings can be accessed over the Internet at http:www.sec.gov.
For additional information about Oakridge, visit www.oakridgeenergy.com.
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